EXHIBIT (4)

MEDIUM TERM NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	PRINCIPAL AMOUNT: $5,000,000
CUSIP No.: 590188X37

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

Zero Coupon Convertible Securities

(the “Notes”)

DELIVERABLE SHARES: Class B common stock of Berkshire Hathaway Inc. (the “Underlying Issuer”)	EXCHANGE RATIO: 0.286259	ORIGINAL ISSUE DATE: March 15, 2005

STATED MATURITY: March 15, 2010	CALCULATION AMOUNT: $1,000	DEFAULT RATE: 2.25%

CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated (unless otherwise specified)	DENOMINATIONS: Integral multiples of $1,000 (unless otherwise specified)	SPECIFIED CURRENCY: United States dollar (unless otherwise specified)

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns on the Stated Maturity, if not exchanged prior to such date, for each unit of Notes, an amount in cash equal to the greater of: (1) the product of the Exchange Ratio (subject to adjustment for certain corporate events relating to the Underlying Issuer, as described below) and the average Closing Market Price (as defined below) of one share of the Deliverable Shares on the five Calculation Days, or (2) the Calculation Amount. If a Holder properly elects to exchange the Notes, the Company hereby promises to pay on the Exchange Date (as defined below) to CEDE & CO., or its registered assigns, for each unit of Notes a number of shares of the Deliverable Shares equal to the Exchange Ratio.

Payment or delivery of the amounts payable at maturity and the Deliverable Shares and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Payment at Stated Maturity

If Holder has not elected to exchange the Notes, then at the Stated Maturity the Company shall pay, for each unit of Notes, an amount in cash equal to the greater of:

(i) the product of the Exchange Ratio and the average Closing Market Price of the Deliverable Shares on the five Calculation Days, as defined below; provided, however, that

•	if there are fewer than five Calculation Days, then the amount payable shall be calculated using the average on those Calculation Days,

•	if there is only one Calculation Day, then the amount payable shall be calculated using the Closing Market Price of the Deliverable Shares on that Calculation Day, and

•	if there are no Calculation Days with respect to the Deliverable Shares, then the amount payable shall be calculated using the Closing Market Price on the last scheduled Calculation Day regardless of whether a Market Disruption Event (as defined below) occurs on that date, or

(ii) the Calculation Amount.

If the Stated Maturity is not a Business Day (as defined below), the Company shall pay the cash amount due at the Stated Maturity on the first Business Day following the Stated Maturity and no additional interest will accrue to such payment date.

“Business Day” means any day other than a Saturday or a Sunday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

“Calculation Day” means each of March 2, 2010, March 3, 2010, March 4, 2010, March 5, 2010 and March 8, 2010; provided that a Market Disruption Event has not occurred on such date.

“Closing Market Price” means:

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are listed on a national securities exchange in the United States, is a Nasdaq National Market System (“Nasdaq NMS”) security or is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the “Closing Market Price” for any date of determination on any Trading Day means for one share of the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on The Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the Calculation Agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board Service operated by the NASD, then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Notes) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Market Price shall mean the average of the last available bid and offer price on that exchange.

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the Closing Market Price shall mean the average of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(B)	a determination by the Calculation Agent in its sole discretion that the event described in clause (A) above materially interfered with the ability of the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their affiliates to unwind all or a material portion of the hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE (as defined below) or The Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or The Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares;

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Deliverable Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “Reorganization Events” below, includes securities other than the Deliverable Shares, then the above definition will be revised to include each of those securities in the same manner as the Deliverable Shares are considered in determining whether a Market Disruption Event exists.

“Trading Day” means any day on which The New York Stock Exchange (“NYSE”), the American Stock Exchange and the Nasdaq Stock Market are open for trading as determined by the Calculation Agent.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Fractional Shares

The Company will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, the Company will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, the Company will pay to the registered holder the cash value of the fractional share based on the Closing Market Price of the Deliverable Shares.

Early Exchange at Holder’s Election

A Holder may elect to exchange all or a portion of the Notes by giving notice as described below on any Business Day which is also a Trading Day during the period beginning on the Original Issue Date and ending on the eighth scheduled Business Day before the Stated Maturity. Unless written notice shall have been given to the Calculation Agent and the Trustee by 3:00 p.m., New York City time on any Trading Day, such notice will be deemed to have been given on the following Trading Day. Any date on which such notice shall have been given or deemed to have been given, is referred to as the “Exchange Notice Date”.

For each unit of the Notes for which an exchange notice shall have been duly given, the Company shall deliver to the Holder a number of shares of the Deliverable Shares equal to the Exchange Ratio (subject to adjustment for Reorganization Events, as defined below), as determined on the Exchange Notice Date.

Exchange Ratio Adjustments

No adjustments to the Exchange Ratio will be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified in this section will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Exchange Ratio after the close of business on the eighth scheduled Business Day immediately prior to the Stated Maturity or the Exchange Date, as applicable.

No adjustments to the Exchange Ratio will be required other than those specified below. However, the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Exchange Ratio to reflect changes occurring in relation to Deliverable Shares or any other security received in a reorganization event in other circumstances where the Company determines that it is appropriate to reflect those changes.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of Deliverable Shares by the Underlying Company for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for Deliverable Shares by the Underlying Company or any third party.

The Company will, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or if the Company is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the Holders of the Notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Exchange Ratio.

Stock splits and reverse stock splits

If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to the Deliverable Shares will be adjusted to equal the product of the prior Exchange Ratio and the number of shares which a holder of one share of the Deliverable Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional shares of the Deliverable Shares, that is given ratably to all holders of shares of the Deliverable Shares, or (ii) distribution of shares of the Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the shares are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

•	the prior Exchange Ratio; and

•	the number of the Deliverable Shares which a holder of one Deliverable Share before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There will be no adjustments to the Exchange Ratio to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends (as defined below) and distributions described under the section entitled “Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment as described herein, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Exchange Ratio will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Exchange Ratio will equal the product of:

•	the prior Exchange Ratio, and

•	a fraction, the numerator of which is the Closing Market Price per share of the Deliverable Shares on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Deliverable Shares will equal:

•	in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for those shares of the Deliverable Shares; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled “Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “Reorganization Events”. A distribution on the Deliverable Shares described in the section entitled “Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to that section.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder’s rights plan or arrangement, then the Exchange Ratio will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio will equal the prior Exchange Ratio plus the product of:

•	the prior Exchange Ratio, and

•	the number of shares of the Deliverable Shares that can be purchased with the cash value of such warrants or rights distributed on a single share of the Deliverable Shares.

The number of shares that can be purchased will be based on the Closing Market Price of the Deliverable Shares on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the Calculation Agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Exchange Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the Stated Maturity of the Notes,

(a)	there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

(g)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 (an event in clauses (a) through (g), a “Reorganization Event”), then the method of determining the amount payable on each Note will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders of the Deliverable Shares receiving that distribution, the Deliverable Shares. The Exchange Property will either:

A.	be delivered on the Stated Maturity to Holders in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Exchange Ratio at the time of the Reorganization Event; or

B.	at the option of the Calculation Agent, be liquidated and the cash proceeds will be paid to the Holders as described below.

If the Exchange Property received in a Reorganization Event:

•	consists only of cash or if the Calculation Agent exercises its option to liquidate the Exchange Property following its distribution, then, the Notes will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or (ii) in the case where the Exchange Property is liquidated, on the date specified by the Company as described below, and Holders will receive, in lieu of any Deliverable Shares and in full satisfaction of the Company’s obligations under the Notes, the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Exchange Ratio or (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Exchange Ratio, as applicable, plus in either case accrued and unpaid interest to the early redemption date, with no interest accruing on the Notes following the early redemption date. If the Calculation Agent exercises the option to liquidate the Exchange Property, the Company will give notice to the Trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Notes will be the fifth Business Day following the last date on which the Exchange Property is sold;

•	consists of more than one type of property and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders will receive on the Stated Maturity a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders will not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The Calculation Agent will be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent a determination of a manifest error.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to the Holders, the maturity date of the Notes will be accelerated to the fifth Business Day following the date of that determination and the amount payable to the Holders will be calculated as though the date of early repayment were the Stated Maturity of the Notes. If the Calculation Agent determines that sufficiently similar information is available to the Holders, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Exchange Ratio or to the method of determining the amount payable on each Note described above under “Exchange Ratio Adjustments” and “Reorganization Events”, but may instead make adjustments in its discretion to the Exchange Ratio or the method of determining the amount payable on each Note that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on the Deliverable Shares or any successor common stock. The Company will provide notice of any such election to the Trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and will detail in such notice the actual adjustment made to the Exchange Ratio or to the method of determining the amount payable on each Note.

General

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C and designated as Zero Coupon Convertible Securities which are due at the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and JPMorgan Chase Bank, N.A. (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing Notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to the Principal Amount of this Global Note, shall be equal to the amount payable on the maturity date, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether at the Stated Maturity or upon exchange or acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that such payment of interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount or Exchange Amount hereof and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder by acceptance hereof hereby agree to treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 15, 2005

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

JPMorgan Chase Bank, N.A., as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                               attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.